Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Pre-Effective Amendment No. 1 to the Form S-4 Registration Statement and related proxy statement/prospectus of F.N.B. Corporation for the registration of 863,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 11, 2005, with respect to the consolidated financial statements of F.N.B. Corporation and subsidiaries, F.N.B. Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of F.N.B. Corporation, included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
August 9, 2005
Pittsburgh, Pennsylvania